Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our report in this Form 10-K into The Immune Response Corporation’s previously filed Registration Statements as follows, File No. 333-64526, File No. 333-46872, File No. 333-58096, File No. 333-92603, File No. 333-94257, File No. 333-83195 and File No. 333-81945.

Arthur Andersen LLP

San Diego, California March 26, 2002